AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of this 6th day of February, 2007, by and among US LEC Corp, a Delaware corporation (“US LEC”), PAETEC Corp., a Delaware corporation (“PAETEC”), WC Acquisition Holdings Corp., a Delaware corporation and a wholly-owned direct subsidiary of PAETEC (the “Company”), WC Acquisition Sub U Corp., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub U”), and WC Acquisition Sub P Corp., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub P”).

W I T N E S S E T H:

WHEREAS, the parties wish to amend the Agreement and Plan of Merger, dated as of August 11, 2006, as amended as of December 22, 2006, by and among US LEC, PAETEC, Merger Sub U, Merger Sub P and the Company (the “Merger Agreement” ) upon the terms and conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Amendment of Section 7.1(b)(i). Section 7.1(b)(i) of the Merger Agreement is hereby amended by replacing the existing text of Section 7.1(b)(i) with the following text:

“if the Mergers shall not have been consummated by 232 days from the date of this Agreement (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the Mergers not occurring on or before the Outside Date;”

2.            Continuing Effect. This Amendment shall not constitute an amendment or modification of any provision of the Merger Agreement not expressly referred to herein. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Merger Agreement shall remain unchanged and in full force and effect.

3.           Counterparts. This Amendment may be executed in any number of counterparts which, taken together, shall constitute a single, binding instrument.

4.            Governing Law. This Amendment and any disputes arising out of or related to it shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

IN WITNESS WHEREOF, US LEC, PAETEC, Merger Sub U, Merger Sub P and the Company have caused this Amendment No.2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

US LEC CORP.

By:	/s/ Richard T. Aab
	Name:	Richard T. Aab
	Title:	Chairman of the Board

PAETEC CORP.

By:	/s/ Arunas A. Chesonis
	Name:	Arunas A. Chesonis
	Title:	Chairman, President and Chief
Executive Officer

WC ACQUISITION HOLDINGS CORP.

By:	/s/ Keith M. Wilson
	Name:	Keith M. Wilson
	Title:	Executive Vice President and
Chief Financial Officer

WC ACQUISITION SUB U CORP.

By:	/s/ Keith M. Wilson
	Name:	Keith M. Wilson
	Title:	Vice President

WC ACQUISITION SUB P CORP.

By:	/s/ Keith M. Wilson
	Name:	Keith M. Wilson
	Title:	Vice President

[Signature Page to Amendment No. 2 to Agreement & Plan of Merger]